                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                 SCHEDULE 13D
                                (Rule 13d-101)

          INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO 13d-1(a) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2(a)

                               (Amendment No. 1)

                             CHASE INDUSTRIES INC.
                               (Name of Issuer)

                         COMMON STOCK, $0.01 PAR VALUE
                        (Title of Class of Securities)

                                  161568-10-0
                                (CUSIP Number)

                             THOMAS F. MCWILLIAMS
                     VICE PRESIDENT AND MANAGING DIRECTOR
                         COURT SQUARE CAPITAL LIMITED
                                399 PARK AVENUE
                           NEW YORK, NEW YORK 10043
                                (212) 559-1127

          (Name, Address and Telephone Number of Person Authorized to
                      Receive Notices and Communications)

                                With a Copy to:

                               CRAIG L. GODSHALL
                                    DECHERT
                           4000 BELL ATLANTIC TOWER
                               1717 ARCH STREET
                       PHILADELPHIA, PENNSYLVANIA  19103
                                (215) 994-4000

                              September 17, 2001
            (Date of Event which Requires Filing of this Statement)


          If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box [_].

          Note: Six copies of this Statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                 SCHEDULE 13D

------------------------------------------------------------------------------
CUSIP NO. 161568-10-0                            Page 2 of 7 Pages
------------------------------------------------------------------------------

      NAMES OF REPORTING PERSONS
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      CHASE ACQUISITION CORPORATION
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      SOURCE OF FUNDS*
 4
      BK
------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) OR 2(e)                                         [_]
 5
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      DELAWARE
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF
                          0
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8

     OWNED BY             0
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING
                          0
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10
                          0
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11

      0
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12
                                                                    [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
      0%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14
      CO
------------------------------------------------------------------------------

                                 SCHEDULE 13D

------------------------------------------------------------------------------
CUSIP NO. 161568-10-0                                 Page 3 of 7 Pages
------------------------------------------------------------------------------

      NAMES OF REPORTING PERSONS
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      COURT SQUARE CAPITAL LIMITED
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      SOURCE OF FUNDS*
 4
      BK
------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) OR 2(e)                                         [_]
 5
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      DELAWARE
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF
                          0
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8

     OWNED BY             7,289,945
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING
                          0
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10
                          7,289,945
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11

      7,289,945
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12
                                                                    [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
      47.7%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14
      CO
------------------------------------------------------------------------------

                                 SCHEDULE 13D

------------------------------------------------------------------------------
CUSIP NO. 161568-10-0                                 Page 4 of 7 Pages
------------------------------------------------------------------------------

      NAMES OF REPORTING PERSONS
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      CITICORP BANKING CORPORATION
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      SOURCE OF FUNDS*
 4
      BK
------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) OR 2(e)                                         [_]
 5
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      DELAWARE
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF
                          0
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8

     OWNED BY             7,289,945
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING
                          0
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10
                          7,289,945
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11

      7,289,945
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12
                                                                    [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
      47.7%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14
      HC
------------------------------------------------------------------------------

                                 SCHEDULE 13D

------------------------------------------------------------------------------
CUSIP NO. 161568-10-0                                Page 5 of 7 Pages
------------------------------------------------------------------------------

      NAMES OF REPORTING PERSONS
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      CITICORP
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      SOURCE OF FUNDS*
 4
      BK
------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) OR 2(e)                                         [_]
 5
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      DELAWARE
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF
                          0
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8

     OWNED BY             7,289,945
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING
                          0
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10
                          7,289,945
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11

      7,289,945
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12
                                                                    [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
      47.7%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14
      HC
------------------------------------------------------------------------------

                                 SCHEDULE 13D

------------------------------------------------------------------------------
CUSIP NO. 161568-10-0                                    Page 6 of 7 Pages
------------------------------------------------------------------------------

      NAMES OF REPORTING PERSONS
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      CITIGROUP HOLDINGS COMPANY
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      SOURCE OF FUNDS*
 4
      BK
------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) OR 2(e)                                         [_]
 5
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      DELAWARE
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF
                          0
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8

     OWNED BY             7,289,945
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING
                          0
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10
                          7,289,945
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11

      7,289,945
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12
                                                                    [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
      47.7%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14
      HC
------------------------------------------------------------------------------

                                 SCHEDULE 13D

------------------------------------------------------------------------------
CUSIP NO. 161568-10-0                                    Page 7 of 7 Pages
------------------------------------------------------------------------------

      NAMES OF REPORTING PERSONS
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      CITIGROUP INC.
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      SOURCE OF FUNDS*
 4
      BK
------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) or 2(e)                                         [_]
 5
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      DELAWARE
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF
                          0
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8

     OWNED BY             7,291,945
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING
                          0
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10
                          7,291,945
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11

      7,291,945
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12
                                                                    [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
      47.7%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14
      HC
------------------------------------------------------------------------------

                                 SCHEDULE 13D

     This Amendment No. 1 amends the Statement on Schedule 13D, filed with the Securities and Exchange Commission on December 29, 2000 by Chase Acquisition Corporation ("Chase"), Court Square Capital Limited ("Court Square"), Citicorp Banking Corporation ("Citicorp Banking"), Citicorp ("Citicorp"), Citigroup Holdings Company ("Citigroup Holdings"), and Citigroup Inc. ("Citigroup"), as amended by the Statement on Schedule TO, filed January 2, 2001, Amendment No. 1 to Schedule TO, filed January 19, 2001, Amendment No. 2 to Schedule TO, filed January 22, 2001, and Amendment No. 3 to Schedule TO, filed January 29, 2001, Amendment No. 4 to Schedule TO, filed January 30, 2001, and Amendment No. 5 to Schedule TO, filed February 1, 2001. Unless otherwise defined herein, all capitalized terms shall have the meanings ascribed to them in the Schedule 13D.

     As a result of the termination of the Contribution Agreement dated as of December 18, 2000 by and between Court Square and Chase (the "Contribution Agreement") pursuant to which Court Square had agreed to contribute all of its common stock, par value $0.01 per share (the "Common Stock"), of Chase Industries Inc., a Delaware corporation (the "Company"), and all of its nonvoting common stock, par value $0.01 per share (the "Nonvoting Stock"), of the Company to Chase subject to certain conditions, Chase beneficially owns no shares of Common Stock or Nonvoting Stock. This is the final amendment to the
Schedule 13D as it relates to Chase.

Item 4 is hereby amended to add the following:

          "On September 17, 2001, Court Square converted the Court Non-Voting Stock into 6,150,118 shares of Common Stock in order to align its voting interests with its economic interests. In connection with the conversion of its shares, Court Square has reviewed, and will continue to review, various possible business strategies that they might consider. Although no Reporting Person has specific plan or proposal to acquire or dispose of shares of the Common Stock, a Reporting Person at any time and from time to time may acquire additional shares of the Common Stock or dispose of any or all of its shares depending on ongoing evaluation of the investment in the Company, prevailing market conditions, other investment opportunities, liquidity requirements of such Reporting Person and/or other investment considerations. No Reporting Person has made a determination regarding a maximum or minimum number of shares of the Common Stock which it may hold at any point in time."

Subsection (a) and the first sentence of subsection (b) of Item 5 are hereby amended and restated as follows:

          "(a) As of the date of this Amendment No. 1, Court Square owns 7,289,945 shares of Common Stock (47.7% of all shares of the Common Stock and the Non-Voting Stock outstanding). Certain subsidiaries of Citigroup directly beneficially own 2,000 shares of Common Stock which represent less than 1% of all shares of Common Stock outstanding. Percentages are based on the number of shares of Common Stock and Non-Voting Stock issued and outstanding as of June 30, 2001 as reported in the Company's most recent 10-Q.

          (b) Court Square, Citicorp Banking, Citicorp, Citigroup Holdings and Citigroup may be deemed to share the voting and dispositive power of the 7,289,945 shares of Common Stock owned by Court Square by virtue of, and this form is being filed by Citigroup Banking, Citicorp, Citigroup Holdings and Citigroup solely because of, Citicorp Banking's 100% ownership interest in Court Square, Citicorp's 100% ownership interest in Citicorp Banking, Citigroup Holdings' 100% ownership interest in Citicorp and Citigroup's 100% interest in Citigroup Holdings."

The final paragraph of Item 6 is hereby amended and restated in its entirety as follows:

          "Chase and Court Square entered into a Contribution Agreement, dated as of December 18, 2000 (the "Contribution Agreement"), whereby Court Square had agreed to contribute all Shares owned by it (the "Contributed Shares") to Chase. Court Square's obligation to contribute the Contributed Shares was conditioned upon the completion of the tender offer and the expiration of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"). Chase and Court Square terminated the Contribution Agreement as of September 17, 2001."

                                  SIGNATURES

          After reasonable inquiry and to the best of their knowledge and belief, the undersigned certify that the information set forth in this amendment is true, complete and correct. In executing this statement, the undersigned agree, to the extent required by Rule 13d-1(f), that this amendment is being filed on behalf of each of the reporting persons herein.

Dated: September 20, 2001

                                CHASE ACQUISITION CORPORATION


                                By: /s/ Thomas F. McWilliams
                                    --------------------------------------------
                                    Name:  Thomas F. McWilliams
                                    Title: Secretary and Treasurer


                                COURT SQUARE CAPITAL LIMITED


                                By: /s/ Thomas F. McWilliams
                                    --------------------------------------------
                                    Name:  Thomas F. McWilliams
                                    Title: Vice President and Managing Director


                                CITICORP BANKING CORPORATION


                                By: /s/ William Wolf
                                    --------------------------------------------
                                    Name:  William Wolf
                                    Title: Senior Vice President


                                CITICORP


                                By: /s/ Joseph B. Wollard
                                    --------------------------------------------
                                    Name:  Joseph B. Wollard
                                    Title: Assistant Secretary


                                CITIGROUP HOLDINGS COMPANY


                                By: /s/ Joseph B. Wollard
                                    --------------------------------------------
                                    Name:  Joseph B. Wollard
                                    Title: Assistant Secretary

                                CITIGROUP INC.

                                By: /s/ Joseph B. Wollard
                                    --------------------------------------------
                                    Name:  Joseph B. Wollard
                                    Title: Assistant Secretary